Exhibit 99.1

Earnings Release

Paysign, Inc. Reports First Quarter 2024 Financial Results

•	First quarter 2024 total revenues of $13.2 million, up 30% from first quarter 2023

•	First quarter 2024 net income of $309 thousand, or diluted earnings per share of $0.01, versus net loss of $160 thousand, or diluted earnings per share of $(0.00) for first quarter 2023

•	First quarter 2024 Adjusted EBITDA of $1.7 million, up 135% from $720 thousand for first quarter 2023, while diluted Adjusted EBITDA per share was $0.03 versus $0.01 for first quarter 2023[1]

•	Total plasma center count increased by five net new centers during first quarter 2024, exiting the quarter with 469 centers, contributing to an 11% increase in plasma revenue versus the same period last year

•	Added 10 net new patient affordability programs during first quarter 2024, exiting the quarter with 53 active programs, leading to a 305% increase in pharma patient affordability revenue over the same period last year

•	Exited the quarter with $7.0 million of unrestricted cash and zero debt

•	First quarter 2024 gross dollar load volume was up 13% compared to first quarter 2023

•	First quarter 2024 gross spend volume was up 11% compared to first quarter 2023

•	First quarter 2024 average revenue per plasma center per month of $7,414, up 5%, versus $7,066 for the first quarter of 2023

•	First quarter 2024 patient affordability claim volume increased 235%, versus first quarter 2023

1Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net income to Adjusted EBITDA at the end of the press release.

HENDERSON, Nev. – May 7, 2024 – (ACCESSWIRE) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the first quarter 2024.

“We are delighted to announce our financial results for the first quarter of 2024. During this period, our revenue saw a 30% increase compared to the first quarter of the previous year, while our adjusted EBITDA grew by 135%, demonstrating strong growth in both top and bottom lines. Our patient affordability business has been expanding rapidly, marking a significant 305% rise in revenue over the first quarter of 2023, solidifying its role as a major driver of growth for the company,” stated Mark Newcomer, President & CEO of Paysign. “As we look ahead to the rest of the year, we anticipate continued growth across all our business units. We are particularly optimistic about the future of our patient affordability business, given its robust pipeline and our swift addition of new programs. We expect our plasma compensation business to maintain stable, moderate growth as the industry adjusts to recent rapid expansions. Our commitment remains firm on achieving sustainable growth in both revenue and earnings, exploring profitable market opportunities, and delivering long-term value to our shareholders.”

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Quarterly Results

The following additional details are provided to aid in understanding Paysign’s first quarter 2024 results versus the year-ago period:

•	Total revenues increased 30%, or $3.0 million. The increase was attributable to the following factors:

o	Plasma revenue increased $1.0 million, or 11%, primarily due to an increase in plasma locations, plasma donations and dollars loaded to cards with average monthly revenue per center up 5% to $7,414 versus $7,066 in the same period last year. Total plasma center count increased by five net new centers, exiting the quarter with 469 centers.
o	Pharma patient affordability revenue increased $1.8 million, or 305%, primarily due to the growth and launch of new pharma patient affordability programs. We added 10 net new patient affordability programs throughout the first quarter, exiting with 53 active programs.
o	Other revenue increased by $240 thousand, or 124%, primarily due to the growth in our payroll business and the growth and launch of new prepaid disbursement programs.

•	Cost of revenues increased 23%, or $1.2 million. Cost of revenues is comprised of transaction processing fees, data connectivity fees, data center expenses, network fees, bank fees, card production costs, postage costs, customer service, program management, application integration setup, fraud charges and sales and commission expense. The quarter-over-quarter increase in cost of revenues was primarily due to an increase in cardholder usage activity and associated network expenses such as interchange and ATM costs, an increase in network expenses and sales commissions related to the growth in our pharma patient affordability business, an increase in fraud charges, an increase in customer service expenses associated with wage inflation pressures and the overall growth in our business.
•	Gross profit increased by $1.9 million, or 37%, primarily due to increased plasma and pharma patient affordability revenue. Our gross profit margin increased to 52.6% versus 49.8% in the prior year primarily due to a greater revenue contribution from our patient affordability business.
•	Selling, general and administrative expenses (SG&A) increased by $965 thousand, or 20%, and consisted primarily of an increase in (i) compensation and benefits of approximately $891 thousand due to continued hiring to support the company’s growth, a tight labor market and increased benefit costs; (ii) an increase in stock-based compensation expense of approximately $46 thousand; (iii) an increase in technologies and telecom of approximately $312 thousand; and (iv) an increase in all other operating expenses of approximately $24 thousand. This increase was offset by a decrease in non-IT professional services of approximately $89 thousand and a $218 thousand increase in the amount of capitalized platform development costs. We exited the quarter with 132 employees versus 112 employees at the end of the same period last year.
•	Depreciation and amortization expense increased by $441 thousand, or 52%, due mainly to the continued capitalization of new software development costs and equipment purchases related to the enhancement to our processing platform.
•	Other income increased by $147 thousand primarily related to an increase in interest income resulting from higher average cash balances and higher interest rates.
•	Income tax provision increased as a result of tax benefits related to our stock-based compensation, changes to the company’s valuation allowance recorded on its net deferred tax assets and a pretax loss in the prior period. The effective tax rate was 34.7% versus (1.0%) compared to the same period last year.
•	Net income of $309 thousand, or $0.01 per diluted share, improved by $469 thousand compared to net loss of $160 thousand, or $(0.00) per diluted share, during the same period last year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $926 thousand, or 906%, to $1.0 million due to the factors mentioned above.
•	“Adjusted EBITDA,” which excludes stock-based compensation from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $972 thousand, or 135%, to $1.7 million, or $0.03 per diluted share, due to the factors mentioned above.

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First Quarter 2024 Milestones

•	Exited the quarter with approximately 6.5 million cardholders and approximately 600 card programs.
•	Quarter-over-quarter revenue increased 30%.
•	Plasma revenue increased 11%.
•	Pharma patient affordability revenue increased 305%.
•	Added five net new plasma donation centers, ending the quarter with 469 centers.
•	Added 10 net new pharma patient affordability programs, ending the year with 53 active programs.
•	Restricted cash balances increased 17% from December 31, 2023, to $108.3 million, primarily due to increased funds on cards and growth in customer programs.

Balance Sheet at March 31, 2024

The company’s cashflows increased $6.0 million from December 31, 2023, largely related to the launch of new pharma patient affordability programs and new plasma centers.

Unrestricted cash decreased $10.0 million to $7.0 million from December 31, 2023, $9.6 million of which was attributed to the growth in the patient affordability business where these customers are invoiced at the end of the period to reimburse funds used to cover related payables for monthly claims. The timing of these receivables and payables at the end of the period can affect the company’s cashflow balances.

Unrestricted cash was also impacted by increases in prepaid expense of $340 thousand and our investment in fixed assets and capitalized software development of $2.3 million. This was offset by our net income of $309 thousand and noncash expense items of $2.1 million.

Restricted cash increased $16 million to $108.3 million from December 31, 2023, primarily due to increases in funds on cards of $2.7 million and customer deposits for our plasma and pharma customers of $13.2 million. Restricted cash are funds used for customer card funding and pharmaceutical claims with a corresponding offset under current liabilities.

2024 Outlook

“Our first quarter financial results were solid across all metrics. The strong growth in our pharma patient affordability business continued into the first quarter, which helped offset the seasonal effects we typically see in our plasma business where donations are lower from the fourth quarter as individuals receive their tax refund checks from the Federal government in the first quarter. Gross profit margins continued to improve with the mix shift to a greater percentage of pharma revenue, which increased to 18% of total revenue for the quarter. Adjusted EBITDA of $1.7 million increased 135% from the previous year, as we benefited from strong revenue growth and cost control despite ongoing investments in technology and people. Our adjusted EBITDA margin improved to 12.8% during the quarter from 7.1% for the same period last year. Our unrestricted cash balances remain strong and we remain debt free. Based on our first quarter financial results and financial expectations for the remainder of the year, we are confirming the guidance we gave in March, for total revenues to be in the range of $54.5 million to $56.7 million and adjusted EBITDA to be in the range of $8.0 million to $9.0 million,” said Jeff Baker, Paysign CFO.

“For the second quarter of 2024, we expect total revenue to increase by approximately 27.5% over the second quarter of 2023 with pharma revenue accounting for approximately 18.0% of the total. We expect adjusted EBITDA to increase 65.0% to 70.0% from the second quarter of 2023 with an adjusted EBITDA margin in the range of 13.5% to 14.0%,” Baker concluded.

First Quarter 2024 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time today to discuss its first quarter 2024 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and +1.201.389.0923 (outside the U.S.). A call replay will be available until August 7, 2024, and can be accessed by dialing 877.660.6853 (within the U.S.) and +1.201.612.7415 (outside the U.S.), using passcode 13745837.

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Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our belief that our patient affordability business is a major driver of growth for the company; our anticipation of continued growth across all our business units; our optimism about the future of our patient affordability business, given its robust pipeline and our swift addition of new programs; our expectation that our plasma compensation business will maintain stable, moderate growth as the industry adjusts to recent rapid expansions; our belief that our commitment remains firm on achieving sustainable growth in both revenue and earnings, exploring profitable market opportunities and delivering long-term value to our shareholders; our belief that our strong growth in our pharma patient affordability business helped offset the seasonal effects we typically see in our plasma business; our belief that our unrestricted cash balances remain strong; our expectations for total revenues and adjusted EBITDA for the full-year 2024; and our expectations for total revenue, pharma revenue percentage of total revenue, adjusted EBITDA and adjusted EBITDA margin for the second quarter of 2024. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2023. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading financial services provider uniquely positioned to provide technology solutions tailored to the healthcare industry. As an early innovator in prepaid card programs, patient affordability, digital banking services and integrated payment processing, Paysign enables countless exchanges of value for businesses, consumers and government agencies across all industry types.

Incorporated in southern Nevada in 1995, Paysign operates on a powerful, high-availability payments platform with cutting-edge fintech capabilities that can be seamlessly integrated with our clients’ systems. This distinctive positioning allows Paysign to provide end-to-end technologies that securely manage transaction processing, cardholder enrollment, value loading, account management, data and analytics and customer service. Paysign’s architecture is known for its cross-platform compatibility, flexibility and scalability – allowing our clients and partners to leverage these advantages for cost savings and revenue opportunities.

Through Paysign’s direct connections for processing and program management, the company navigates all aspects of the prepaid card lifecycle completely in house – from concept and card design to inventory, fulfillment and launch. The company’s 24/7/365 in-house, bilingual customer service is facilitated through live agents, interactive voice response (IVR) and two-way SMS alerts, reflecting the company’s commitment to world-class consumer support.

For more than two decades, Paysign has been a trusted partner for major pharmaceutical and healthcare companies, as well as multinational corporations, delivering fully managed programs built to meet their individual business goals. The company’s suite of offerings include solutions for corporate rewards, prepaid gift cards, general purpose reloadable (GPR) debit cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance. For more information, visit paysign.com.

Contacts:

Paysign Investor Relations: 888.522.4810 ir@paysign.com	Paysign Media Relations: Alicia Ches 888.522.4850 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues
Plasma industry	$10,368,034	$9,360,067
Pharma industry	2,388,644	589,562
Other	433,396	193,661
Total revenues	13,190,074	10,143,290

Cost of revenues	6,250,823	5,095,621

Gross profit	6,939,251	5,047,669

Operating expenses
Selling, general and administrative	5,911,198	4,945,450
Depreciation and amortization	1,286,405	845,016
Total operating expenses	7,197,603	5,790,466

Loss from operations	(258,352)	(742,797)

Other income
Interest income, net	731,344	584,197

Income (loss) before income tax provision	472,992	(158,600)
Income tax provision	163,896	1,530

Net income (loss)	$309,096	$(160,130)

Income (loss) per share
Basic	$0.01	$(0.00)
Diluted	$0.01	$(0.00)

Weighted average common shares
Basic	52,844,638	52,403,454
Diluted	54,760,842	52,403,454

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2024 (Unaudited)	December 31, 2023 (Audited)
ASSETS
Current assets
Cash	$7,013,306	$16,994,705
Restricted cash	108,309,125	92,356,308
Accounts receivable, net	35,470,756	16,222,341
Other receivables	1,613,204	1,585,983
Prepaid expenses and other current assets	2,360,718	2,020,781
Total current assets	154,767,109	129,180,118

Fixed assets, net	1,050,008	1,089,649
Intangible assets, net	9,840,644	8,814,327
Operating lease right-of-use asset	3,111,642	3,215,025
Deferred tax asset, net	4,223,800	4,299,730

Total assets	$172,993,203	$146,598,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$36,132,631	$26,517,567
Operating lease liability, current portion	389,483	383,699
Customer card funding	108,182,150	92,282,124
Total current liabilities	144,704,264	119,183,390

Operating lease liability, long-term portion	2,828,511	2,928,078

Total liabilities	147,532,775	122,111,468

Stockholders’ equity
Common stock; $0.001 par value; 150,000,000 shares authorized, 53,666,382 and 53,452,382 issued at March 31, 2024 and December 31, 2023, respectively	53,666	53,452
Additional paid-in capital	22,663,459	21,999,722
Treasury stock at cost, 698,008 shares	(1,277,884)	(1,277,884)
Retained earnings	4,021,187	3,712,091
Total stockholders’ equity	25,460,428	24,487,381

Total liabilities and stockholders’ equity	$172,993,203	$146,598,849

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Reconciliation of EBITDA and Adjusted EBITDA to net income (loss):
Net income (loss)	$309,096	$(160,130)
Income tax provision	163,896	1,530
Interest income, net	(731,344)	(584,197)
Depreciation and amortization	1,286,405	845,016
EBITDA	1,028,053	102,219
Stock-based compensation	663,951	618,244
Adjusted EBITDA	$1,692,004	$720,463

Adjusted EBITDA per share
Basic	$0.03	$0.01
Diluted	$0.03	$0.01

Weighted average common shares
Basic	52,844,638	52,403,454
Diluted	54,760,842	54,767,787

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